Exhibit 21
Subsidiaries of the Company

Corporacion Pipasa, S.A.
Corporacion As de Oros, S.A.
Corporacion Planeta Dorado, S.A.
Planeta Dorado, S.A.
Cinco CC's, S.A.
Pipasa de Honduras de C.V.
Pipasa de El Salvador de C.V.